UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014 (May 25, 2014)

TESARO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35587	27-2249687
(state or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Winter Street
Suite 3300
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (339) 970-0900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) Appointment of New Principal Financial Officer

On May 25, 2014, the Board of Directors of TESARO, Inc. (the “Company”) appointed Timothy R. Pearson to serve as the Company’s Executive Vice President and Chief Financial Officer.  Mr. Pearson will begin serving in this role immediately.

Mr. Pearson, 46, served as Chief Financial Officer, Executive Vice President and Treasurer of Catalyst Health Solutions, Inc., a publicly held pharmacy benefit manager, from August 2011 until Catalyst was acquired by SXC Health Solutions (now Catamaran Corporation) in July 2012.  Prior to joining Catalyst, Mr. Pearson served as Chief Financial Officer and Executive Vice President of MedImmune, the global biologics business for AstraZeneca plc, where he had functional responsibility for finance, information technology, strategic planning and governance.  Mr. Pearson joined MedImmune, Inc. in 1998 and was promoted to CFO in 2007, after the acquisition of MedImmune by AstraZeneca.  Mr. Pearson was a founding officer and investment committee member of MedImmune Ventures, MedImmune’s venture capital fund that invests in early-stage biotechnology companies.  Prior to MedImmune, Mr. Pearson held various financial roles of increasing responsibility at Integrated Health Services, CIGNA Insurance and First National Bank of Maryland.  Mr. Pearson, a Certified Public Accountant, holds dual Bachelor of Science degrees from the University of Delaware (in business administration) and the University of Maryland University College (in accounting), as well as a Master of Science degree in Finance from Loyola University.  Since March 31, 2014, Mr. Pearson has served on the board of directors, and as chair of the audit committee, of GlycoMimetics, Inc., a publicly held biotechnology company.

On May 27, 2014, the Company entered into an offer letter agreement with Mr. Pearson (the “Agreement”) in connection with his employment.  The Agreement provides for an initial annual base salary for Mr. Pearson of $375,000.  Under the terms of the Agreement, Mr. Pearson is eligible to receive annual performance bonuses pursuant to the Corporation’s short-term incentive program, and he is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees.  For the year ending December 31, 2014, Mr. Pearson will be eligible for an annual bonus targeted at $150,000 based on the achievement of company-wide goals, and individual goals to be determined, which will be pro-rated for the portion of 2014 that Mr. Pearson is employed with the Company.  Mr. Pearson has also been granted an option to purchase 125,000 shares of the Company’s common stock.  Subject to Mr. Pearson’s continuous employment with the Company, 25% of the shares will vest on the one year anniversary of the grant date, and the remaining shares will vest equally in monthly installments over the subsequent 36 months.  This award was granted under the Company’s 2012 Omnibus Incentive Plan.  Mr. Pearson will also receive a sign-on bonus of $75,000, payable in cash less applicable withholdings, within 30 days of the commencement of his employment.  Mr. Pearson is also eligible to receive a relocation bonus in the amount of $160,000, to be grossed up for taxes, related to expenses incurred in conjunction with his relocation to the Boston area by August 1, 2016.

Under the Agreement, Mr. Pearson is entitled to receive certain benefits upon certain terminations of employment.  In the event of termination of employment by the Company for any reason other than “Cause” (as defined in the Agreement), Mr. Pearson will receive twelve months of base salary then in effect, and payment of health insurance premiums for twelve months.  If the Company terminates employment for any reason other than “Cause”, or if Mr. Pearson resigns employment for “Good Reason” (as defined in the Agreement), and such termination is in connection with a Change in Control (as defined in the 2012 Omnibus Incentive Plan), Mr. Pearson will receive the aforementioned benefits as well as 100% of his target bonus for the year employment terminates, and full vesting of all outstanding equity awards.

In connection with his appointment, Mr. Pearson is also expected to enter into the Company’s customary form of indemnification agreement for its executive officers (the “Indemnification Agreement”).

The above summary descriptions of the Agreement and the Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Indemnification Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K, and are incorporated herein in their entirety by reference.

In connection with Mr. Pearson’s appointment as Executive Vice President and Chief Financial Officer, he will serve as the Principal Financial Officer of the Company.  Edward C. English, the Company’s Vice President of Finance and Administration, who held the role of Principal Financial Officer until Mr. Pearson’s appointment, will continue to serve as Principal Accounting Officer.

Section 9 — Financial Statements and Exhibits

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter Agreement by and between TESARO, Inc. and Timothy R. Pearson, dated May 27, 2014

10.2	Form of Indemnification Agreement (Incorporated by reference from the Registrant’s Form S-1 filed on March 23, 2012 (File No. 333-180309))

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESARO, Inc.

	By:	/s/ Edward C. English
Edward C. English
Vice President of Finance and Administration

Dated: May 27, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter Agreement by and between TESARO, Inc. and Timothy R. Pearson, dated May 27, 2014

10.2	Form of Indemnification Agreement (Incorporated by reference from the Registrant’s Form S-1 filed on March 23, 2012 (File No. 333-180309))